Exhibit 26(c)(20):  Termination Amendment, effective as of April 30, 2017, to the Intercompany Agreement effective January 1, 2010, by and between Directed Services LLC and Security Life of Denver Insurance Company

TERMINATION AMENDMENT

Effective April 30, 2017

To

Intercompany Agreement,

dated January 1, 2010,
(“Agreement”)

 between

Security Life of Denver Insurance Company

And

Directed Services LLC

Whereas, Security Life of Denver Insurance Company (“SLD”) and Directed Services LLC (“DSL”) entered into an Intercompany Agreement, effective as of January 1, 2010 (the Intercompany Agreement, as amended, is hereinafter referred to as the “Agreement”);

Whereas, the parties wish to terminate the Agreement effective as of the close of business on April 30, 2017 (the “Effective Date”)

Now, therefore, the parties mutually agree as follows:

In accordance with Section 8 of the Agreement, SLD and DSL mutually acknowledge and agree that the Agreement (other than the payment provisions and calculation obligations of Section 1 with respect to all periods up to and including the Effective Date) shall terminate and be of no further force and effect from and after the Effective Date.  As a result of payment for all periods up to and including the Effective Date in accordance with Section 1 of the Agreement, the parties hereby acknowledge and agree that all of DSL’s payment obligations in respect of the Agreement shall be fully discharged, released and terminated.

This Amendment is effective as of the Effective Date.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have caused this Amendment to be duly executed by their authorized representatives on June 29, 2017.

Directed Services LLC                                                   Security Life of Denver Insurance Company

By:_/s/Megan Huddleston____________               By:_/s/ Elizabeth Schroeder_________________

Name:_Megan Huddleston____________              Name:__ Elizabeth Schroeder_______________

Title:_SVP and Assistant Secretary_______             Title:_Vice President_______________________